Exhibit 4.13.2



                                     WAIVER

       WAIVER, dated as of May 6, 1999, (the "Effective Date") to the Promissory Note, dated as of February 27, 1998 (as amended, modified or supplemented from time to time, the "New GFI Note"), payable to Foamex Carpet Cushion, Inc. (the "Issuer") to Foam Funding LLC (the "Lender") in the original principal amount of $70,200,000.

       The Lender hereby temporarily waives compliance by the Issuer with the reporting covenants contained within clauses (c) and (d) of Section 6.01 of the New GFI Note, to the extent, but only to the extent, of the period of time commencing on the date hereof and extending through and including May 12, 1999. As of May 13, 1999, all such reporting covenants shall be in full force and effect as though compliance with such reporting covenants had never been waived.

       The Lender hereby temporarily waives compliance by the Issuer with the reporting covenants contained within clause (e) of Section 6.01 of the New GFI Note, to the extent, but only to the extent, of the period of time commencing on the date hereof and extending through and including June 30, 1999 (the "Waiver Period"). As of July 1, 1999, all such reporting covenants shall be in full force and effect as though compliance with such reporting covenants had never been waived.

       The Lender hereby temporarily waives compliance by the Issuer with the financial covenants contained within Article IX of the New GFI Note to the extent, but only to the extent, of the Waiver Period. As of July 1, 1999, all such financial covenants shall be in full force and effect as though compliance with such financial covenants had never been waived.

       The Lender hereby temporarily waives the Event of Default, to the extent, but only to the extent, of the Waiver Period, which has occurred and is continuing under Section 10.01(d) of the New GFI Note solely as it relates to the failure of the Issuer, pursuant to Section 6.01(c) of the New GFI Note to deliver (a) timely audited financial statements to the Issuer and (b) an unqualified audit opinion. As of July 1, 1999, the Event of Default, if continuing, shall be considered and treated as an Event of Default and all rights, privileges and remedies of the Lenders relating thereto under the New GFI Note shall be fully effective and enforceable as if this temporary waiver period had never been granted.

       This Waiver shall be governed by and construed in accordance with the laws of the State of New York. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

                                         FOAMEX CARPET CUSHION, INC.



                                         By:   /s/ George L. Karpinski
                                              ------------------------
                                               Name:   George L. Karpinski
                                               Title:  Vice President


                                         FOAM FUNDING LLC


                                         By:   /s/ Tambra S. King
                                              -------------------
                                             Name:  Tambra S. King
                                             Title: Vice President